Exhibit T3B-22
AMENDMENT TO THE CODE OF BYLAWS
OF
DALTON CORPORATION, KENDALLVILLE MANUFACTURING FACILITY
     Adopted by Action of Directors on July ___, 2010:
     NOW, THEREFORE, BE IT RESOLVED, that Article 8 of the Code of Bylaws of Dalton Corporation, Kendallville Manufacturing Facility, as amended, is hereby amended, integrated and restated so as to read in its entirety as follows:
Article 8
[Reserved]
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